                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       AVIS RENT A CAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             AVIS RENT A CAR, INC.

    [LOGO]

                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  JUNE 2, 1999

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Avis Rent A Car, Inc. (the "Company") will be held on Wednesday, June 2, 1999 at 10:00 a.m. Eastern Daylight Time at the Garden City Hotel, 45 Seventh Street, Garden City, NY 11530 (the "Meeting") for the following purposes:

    1. To elect ten directors for a one-year term and until their successors are duly elected and qualified;

    2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for the year ending December 31, 1999; and

    3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on Tuesday, April 20, 1999 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination 10 days before the Meeting during ordinary business hours at the offices of the Company, 900 Old Country Road, Garden City, New York 11530.

    The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                                          By Order of the Board of Directors

                                          KAREN C. SCLAFANI
                                          Secretary

Dated: April 28, 1999

                             AVIS RENT A CAR, INC.
                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, JUNE 2, 1999

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avis Rent A Car, Inc., a Delaware corporation (the "Company"), to be voted at the 1999 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about April 28, 1999.

    The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

    Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specifications so made. In the absence of such specifications, the shares will be voted "For" the election of all ten nominees for the Board of Directors and "For" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the fiscal year ending December 31, 1999.

    Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock.

    A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders upon written request to the Corporate Communications Department, Avis Rent A Car, Inc., 900 Old Country Road, Garden City, New York 11530.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

    Only holders of record of the Company's Common Stock at the close of business on April 20, 1999 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 31,346,492 shares of Common Stock.

    The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

    Directors shall be elected by a plurality of the votes cast in the election of directors. Under applicable Delaware law, in tabulating the vote for the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    Approval of the proposal relating to the ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information set forth on the following table is furnished as of March 20, 1999 with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors and nominees for director, its named executive officers, and all of its executive officers and directors as a group.

                                                                                           AMOUNT AND
                                                                                            NATURE OF
                                                                                           BENEFICIAL   PERCENT OF
NAME                                                                                        OWNERSHIP      CLASS
-----------------------------------------------------------------------------------------  -----------  -----------
PRINCIPAL STOCKHOLDERS

Cendant Corporation ("Cendant") (1) .....................................................   6,200,000         19.8%
  6 Sylvan Way
  Parsippany, NJ 07054

T. Rowe Price Associates, Inc. (2) ......................................................   2,993,000          9.6%
  100 E. Pratt Street
  Baltimore, MD 21202

DIRECTORS AND EXECUTIVE OFFICERS(3)
Thomas J. Byrnes.........................................................................           0            *
Kevin P. Carey...........................................................................      38,540            *
W. Alun Cathcart.........................................................................      10,000            *
Leonard S. Coleman, Jr...................................................................      10,000            *
Alfonse M. D'Amato.......................................................................           0            *
Martin L. Edelman........................................................................      10,000            *
Deborah L. Harmon........................................................................      10,000            *
R. Craig Hoenshell.......................................................................     233,380            *
Stephen P. Holmes........................................................................      11,000            *
Michael J. Kennedy.......................................................................      10,000            *
Michael P. Monaco........................................................................      11,000            *
F. Robert Salerno........................................................................     113,640            *
Kevin M. Sheehan.........................................................................      75,100            *
Michael L. Tarnopol......................................................................      10,000            *
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (19 persons).................................     546,020          1.7%

------------------------

*   Less than 1%

(1) Cendant beneficially owns 6,200,000 shares of Common Stock after giving effect to the Company's repurchase of 1,300,000 shares of Common Stock on January 15, 1999, which shares are held of record by its indirect wholly-owned subsidiary, Cendant Car Rental Holdings, Inc.

(2) Based upon the information contained in a Schedule 13G dated February 12, 1999 by T. Rowe Price Associates, Inc. ("T. Rowe"). T. Rowe beneficially owns 2,993,000 shares of Common Stock with sole voting or investment power with respect to only 400 shares of Common Stock. These securities are owned by various individuals and institutional investors for which T. Rowe serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe is deemed to be a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) Includes shares which could be acquired within 60 days of March 20, 1999 through the exercise of options to purchase Common Stock of the Company under the Company's 1997 Stock Option Plan as follows: Messrs. Cathcart, Coleman, Edelman, Holmes, Kennedy, Monaco and Tarnopol and Ms. Harmon--10,000 each; Mr. Carey--35,540; Mr. Hoenshell--213,280; Mr.
    Salerno--106,640; Mr. Sheehan--71,100 and all directors and executive officers as a group--511,120.

                             ELECTION OF DIRECTORS
                                  [PROPOSAL 1]

GENERAL

    The Board of Directors presently consists of ten members. The Board of Directors has nominated ten candidates to be elected at the Meeting to serve as directors for a one-year term ending at the 2000 Annual Meeting of Stockholders and when their successors are duly elected and qualified. Each nominee is currently serving as a director of the Company except for Kevin M. Sheehan, Executive Vice President and CFO of the Company, and Sen. Alfonse M. D'Amato.

    Each nominee has consented to being named in the Proxy Statement and to serve if elected. If prior to the Meeting any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Boards of Directors, unless the Board determines to reduce the number of directors in accordance with the Charter and the By-Laws.

    Certain information regarding each nominee is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during the last five years and other directorships currently held by such nominee.

INFORMATION REGARDING DIRECTORS AND NOMINEES STANDING FOR ELECTION

W. Alun Cathcart                       Stephen P. Holmes
Leonard S. Coleman, Jr.                Michael J. Kennedy
Alfonse D'Amato                        Michael P. Monaco
Martin L. Edelman                      F. Robert Salerno
Deborah L. Harmon                      Kevin M. Sheehan

    MR. CATHCART, age 55, has been a Director of the Company since September 1997. Mr. Cathcart has been non-Executive Chairman of Avis Europe plc since April 1, 1999. From January 1, 1999 until April 1, 1999 Mr. Cathcart served as Executive Chairman of Avis Europe plc. and for more than five years prior thereto Mr. Cathcart was Chairman and Chief Executive of Avis Europe plc.

    MR. COLEMAN, age 50, has been a Director of the Company since September 1997. Mr. Coleman has been President of the National League of Professional Baseball Clubs since March 1994. From 1992 to March 1994, Mr. Coleman served as Executive Director-Market Development of Major League Baseball. Mr. Coleman also is a director of the following corporations which file reports pursuant to the Exchange Act: Cendant, H.J. Heinz Company, New Jersey Resources, The Omnicom Group and Owens Corning.

    SEN. D'AMATO, age 61, has been Managing Director of Park Strategies, a business consulting firm in New York City, since its formation in January, 1999. From January 1981 until January 4, 1999, Sen. D'Amato served in the United States Senate representing the State of New York where he was Chairman of the Committee on Banking, Housing and Urban Affairs from 1995 until he left office.

    MR. EDELMAN, age 57, has been Interim Chairman of the Board since December 1998 and a Director of the Company since September 1997. From January 1996 to March 1998, Mr. Edelman served as President and a director of Chartwell Leisure, Inc. He was a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Arcadia Realty and Capital Trust, each a real estate investment trust, and Cendant.

    MS. HARMON, age 39, has been a Director of the Company since September 1997. Ms. Harmon has been a Principal in the Office of the President at JER Real Estate Partners, L.P., an institutional, private equity fund for investment in real estate assets, since 1991. Prior to joining JER, Ms. Harmon served as Managing Director of the Real Estate Finance Group at Banker's Trust Company.

    MR. HOLMES, age 42, has been a Director of the Company since October 1996. Mr. Holmes was appointed a Vice Chairman of Cendant in December 1997 and from September 1996 through December 1997 Mr. Holmes served as Vice Chairman of HFS Incorporated ("HFS"), the predecessor company of Cendant. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director of Avis Europe plc and as a director of the following corporations which file reports pursuant to the Exchange Act: Cendant and PHH Corporation.

    MR. KENNEDY, age 61, has been a Director of the Company since September 1997. Mr. Kennedy has been an attorney with his own law firm since 1976.

    MR. MONACO, age 51, has been a Director of the Company since May 1997. Mr. Monaco has been a Vice Chairman of Cendant since December 1997 and Chief Executive Officer of the Alliance Marketing Division of Cendant since November 1998. From December 1997 until November 1998, Mr. Monaco was Chief Financial Officer of Cendant and from October 1996 to December 1997, Mr. Monaco served as Vice Chairman and Chief Financial Officer of HFS. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996. Mr. Monaco is a director of Cendant, which files reports pursuant to the Exchange Act.

    MR. SALERNO, age 47, has been President and Chief Operating Officer of the Company and its car rental subsidiary, Avis Rent A Car System, Inc. ("ARACS") since November 1996 and has been a director of the Company since May 29, 1997. From September, 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of Avis, Inc., the predecessor of the Company, and ARACS. From July 1990 to September, 1995, Mr. Salerno was Senior Vice President and General Manager Rent A Car of Avis, Inc. and ARACS.

    MR. SHEEHAN, age 45, has been Executive Vice President and Chief Financial Officer of the Company and ARACS since December 1996. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS. From December 1994 to September 1996, Mr. Sheehan was Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President-Finance and Controller.

COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

    The Board of Directors held five meetings during 1998. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served.

    The Executive Committee of the Board of Directors, which was designated by the Board in September 1997, is composed currently of Messrs. Hoenshell, Edelman and Holmes. The Executive Committee is authorized to exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except those powers reserved, by law or resolution, to the Board of Directors. The Executive Committee met twice in 1998.

    The Board of Directors has designated an Audit Committee composed currently of Messrs. Edelman and Tarnopol, who were appointed to the Committee in September 1997. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee met two times in 1998.

    The Board of Directors has designated a Compensation Committee composed of Ms. Harmon and Mr. Kennedy, who were appointed to the Committee in September 1997. The Compensation Committee determines compensation arrangements for executives, reviews and makes recommendations to the full Board regarding the adoption or amendment of employee benefit plans, and administers the Company's 1997 Stock Option Plan (the "Plan"). The Compensation Committee met three times in 1998.

    The Policy Committee of the Board of Directors, which was designated by the Board in September 1997, is composed of Ms. Harmon and Mr. Coleman. The Policy Committee establishes and implements corporate policy with respect to the business operations of the Company, including its code of conduct. The Policy Committee met twice in 1998.

    The Company has no standing nominating committee. The Board of Directors makes nominations for the Board. In accordance with Delaware law, stockholders may make nominations for the Board of Directors in advance of or at the Meeting.

    Non-employee directors receive an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than Chair. Non-employee directors also are paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Non-employee directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

    Under the Plan, each non-employee director is granted options to purchase 50,000 shares of Common Stock on the date of his or her initial election to the Board of Directors. Such options have an exercise price of the fair market value on the date of grant, vest over a five-year period from the date of grant at the rate of 20% per year, and have other terms which are the same as all other options granted under the Plan.

    Directors shall be elected by a plurality of the votes cast in the election of directors. Pursuant to applicable Delaware law, in tabulating the vote for the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

                               EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the executive officers of the Company:

NAME                                                             OFFICE OR POSITION HELD
---------------------------------------  ------------------------------------------------------------------------
F. Robert Salerno......................  President, Chief Operating Officer and Director
Kevin M. Sheehan.......................  Executive Vice President and Chief Financial Officer
Thomas J. Byrnes.......................  Senior Vice President--Sales
Maria M. Miller........................  Senior Vice President--Marketing
Michael P. Collins.....................  Vice President--International
Richard S. Jacobson....................  Vice President--Tax
Gerard J. Kennell......................  Vice President and Treasurer
James A. Keyes.........................  Vice President--HR, Staffing and Diversity
Karen C. Sclafani......................  Vice President, General Counsel and Secretary
Timothy M. Shanley.....................  Vice President and Controller

    For biographical information concerning Messrs. Salerno and Sheehan see "Election of Directors".

    MR. BYRNES, age 54, has been Senior Vice President--Sales of the Company and ARACS since February 1998 and Vice President--Sales North America for the Company or its predecessor and ARACS since 1987.

    MS. MILLER, age 42, has been Senior Vice President--Marketing of the Company since February 1998. From January 1997 to February 1998, Ms. Miller was the principal in her own consulting firm, which provided marketing consulting services to small and mid-sized businesses and nonprofit organizations. From 1987 to 1995, Ms. Miller held various positions with American Express Company including Vice President, Platinum Card Operations from September 1993 to October 1995 and Vice President, Small Business Services Marketing from December 1990 to August 1993.

    MR. JACOBSON, age 55, has been Vice President-Tax of the Company and ARACS since September 1998. From November 1997 until August 1998, Mr. Jacobson was Staff Vice President of ARACS and for more than five years prior thereto he was employed by ARACS as Director of Corporate Tax.

    MR. COLLINS, age 51, has been Vice President--International of the Company or its predecessor and ARACS, and General Manager of their international operations, since 1987.

    MR. KENNELL, age 54, has been Vice President and Treasurer of the Company or its predecessor and ARACS since February 1987.

    MR. KEYES, age 53, has been Vice President-HR, Staffing and Diversity of the Company since March 1999 and of ARACS since January 1999. From July 1997 until December 1998, Mr. Keyes was Vice President--Staffing, Diversity & Management Development of ARACS. From June 1993 until December 1996, Mr. Keyes was Corporate Director of Human Relations at The Dun and Bradstreet Corporation.

    MS. SCLAFANI, age 47, has been Vice President, General Counsel and Secretary of the Company and ARACS since August 1998. From April 1990 until March 1997, Ms. Sclafani was Vice President, Deputy General Counsel and Assistant Secretary of Avis, Inc. and ARACS. In March 1997, Ms. Sclafani was elected Vice President and Secretary of the Company.

    MR. SHANLEY, age 50, has been Vice President and Controller of the Company and ARACS since November 1996. From November 1989 to November 1996, Mr. Shanley was Vice President-Planning and Analysis of Avis, Inc. and ARACS.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the 1996, 1997 and 1998 cash and non-cash compensation awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company:

                                                                                                     LONG TERM
                                                                                                    COMPENSATION
                                                                 ANNUAL COMPENSATION     ----------------------------------
                                                                                          SECURITIES
                                                               ------------------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR      SALARY($)    BONUS($)    OPTIONS(#)(1)  COMPENSATION($)(2)
--------------------------------------------------  ---------  -----------  -----------  -------------  -------------------
R. Craig Hoenshell(3).............................       1997     468,462      568,800       639,840         $  18,536
Chairman & Chief Executive Officer                       1998     623,845      812,501        74,000            37,090

F. Robert Salerno.................................       1996     244,288      103,825        --                13,947
President & Chief Operating Officer                      1997     336,346      351,752       533,200             6,197
                                                         1998     356,730      420,000       392,500            11,844

Kevin M. Sheehan..................................       1997     264,413      289,330       355,500             4,155
Executive Vice President & Chief Financial Officer       1998     279,950      302,501       265,000            12,011

Kevin P. Carey(3).................................       1997     169,711      132,000       106,620             9,151
Senior Vice President-Human Resources                    1998     212,786      210,000        12,000            13,829

Thomas J. Byrnes..................................       1996     145,509       37,665        --                 7,041
Senior Vice President-Sales                              1997     162,692      108,331        71,100             7,738
                                                         1998     196,769      170,176        10,000            10,917

------------------------

(1) Amounts listed represent options to acquire the Company's Common Stock.

(2) Includes the value of group term life insurance and the Company matching contribution to 401(k) or deferred compensation plans.

(3) Mr. Hoenshell resigned from his office as Chairman and Chief Executive Officer of the Company effective December 31, 1998 but remains a director of the Company until the Meeting and a Senior Advisor to the Company until October 6, 2000. Mr. Carey ceased to be employed by the Company on December 31, 1998. Securities shown are net of options forfeited upon such resignation and cessation of employment.

OPTION GRANTS TABLE

    The following table describes the options to acquire shares of Common Stock of the Company granted to the Chief Executive Officer and certain other executive officers of the Company in the last fiscal year:

                                                   INDIVIDUAL GRANTS
                                              ----------------------------
                                               NUMBER OF     PERCENT OF
                                              SECURITIES    TOTAL OPTIONS    EXERCISE OR
                                              UNDERLYING       GRANTED        BASE PRICE                  GRANT DATE
                                                OPTIONS     TO EMPLOYEES         PER        EXPIRATION     PRESENT
NAME                                            GRANTED    IN FISCAL YEAR    SHARE($)(1)       DATE      VALUE ($)(2)
--------------------------------------------  -----------  ---------------  --------------  -----------  ------------
R. Craig Hoenshell(3).......................      74,000            6.0%         24.00          6/4/08        905,249

F. Robert Salerno...........................     300,000           24.2%         21.375       12/16/08      3,268,530
                                                  92,500            7.5%         24.00          6/4/08      1,131,562

Kevin M. Sheehan............................     200,000           16.1%         21.375       12/16/08      2,179,020
                                                  65,000            5.2%         24.00          6/4/08        795,152

Kevin P. Carey(3)...........................      12,000            1.0%         24.00          6/4/08        146,797

Thomas J. Byrnes............................      10,000            0.8%         24.00          6/4/08        122,331

------------------------

(1) Options granted at $24.00 per share vest 20% per year beginning June 4, 1999. Options granted at $21.375 per share vest 50% on June 30, 2000 and 50% on December 31, 2001.

(2) The amount shown in this column represents the Grant Date Present Value using the "Black-Scholes" valuation method.

(3) Securities shown are net of options forfeited upon resignation from office or cessation of employment with the Company.

YEAR END OPTION VALUE TABLES

    The following table describes the value of unexercised in-the-money options to acquire Common Stock of the Company held by the Chief Executive Officer and certain other executive officers of the Company at December 31, 1998:

                                                                                  FY-END OPTION VALUES(1)
                                                                         -----------------------------------------
                                                                                                     VALUE OF
                                                                         NUMBER OF SECURITIES      UNEXERCISED
                                                                              UNDERLYING           IN-THE-MONEY
                                                                              UNEXERCISED         OPTIONS AT FY-
NAME                                                                     OPTIONS AT FY-END(#)         END($)
-----------------------------------------------------------------------  ---------------------  ------------------
R. Craig Hoenshell.....................................................          713,840              4,614,510
F. Robert Salerno......................................................          925,700              4,694,283
Kevin M. Sheehan.......................................................          620,500              3,130,395
Kevin P. Carey.........................................................          118,620                768,878
Thomas J. Byrnes.......................................................           81,100                513,109

------------------------

(1) None of the options shown in the table were exercised during 1998.

DEFINED BENEFIT PLAN

    The Company maintains a defined benefit pension plan for employees who met the eligibility requirements as of December 31, 1983. The eligibility requirements are non-union, full time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. The plan was amended to curtail all benefit accruals and to add two years of credited service to the accrued benefit of each participant employed by the Company on December 31, 1998. The Company will recognize a gain as a result of this curtailment during the first quarter of the Company's fiscal year ending December 31, 1999.

    The plan provides that the benefit for each participant, payable monthly, be equal to 1 1/2% of his or her final average compensation (average compensation being the average of the highest five consecutive years of compensation in the last ten years of employment) for each year of service, not to exceed 35, minus 1 3/7% of the estimated Social Security benefit for each year of service. In general, the effect is to provide a participant who has worked for the Company for 35 years prior to retirement, with a pension, including Social Security, equal to at least 52% of the average compensation (including bonus, overtime and commissions) earned during the highest five consecutive years of his or her employment.

    To the extent that applicable federal laws limit a participant's pension plan benefit to an amount less than the amount otherwise provided by the plan's formula, the Company has adopted a retirement equalization benefit plan to compensate the participant for the reductions in the retirement benefit. In light of the curtailment of benefit accruals under the Company's defined benefit plan, no additional employees will be designated as participants in this retirement equalization benefit plan.

    The following table shows the estimated annual pension benefit payable under the plans under normal retirement in 1999 after selected periods of service (assuming such employees and their spouses elect a straight life annuity rather than a form of joint and survivor or other form of annuity, in which case the benefits would generally be lower than shown in the following table.) The estimated maximum benefits for employees who retire in years other than 1999 will be different from the amount shown in the table because pension benefits will be offset by different Social Security benefits; however, the benefit shown in the table will not be reduced by the amount of Social Security benefits actually paid.

                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL PENSION BENEFIT(1)

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
ANNUAL PAY                                                 15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$200,000.............................................  $   39,194  $   52,258  $   65,323  $   78,387  $   91,452
 250,000.............................................      49,881      66,508      83,135      99,762     116,390
 300,000.............................................      60,569      80,758     100,948     121,137     141,327
 350,000.............................................      71,256      95,008     118,760     142,512     166,265
 400,000.............................................      81,944     109,258     136,573     163,887     191,202
 450,000.............................................      92,631     123,508     154,385     185,262     216,140
 500,000.............................................     103,919     137,758     172,198     206,637     241,077

------------------------

(1) A portion of the benefit will be paid by the Company under its retirement equalization benefit plan, if the benefit exceeds the maximum pension payable from the tax qualified retirement plan under federal law.

    As of December 31, 1998, the specified named executives had the following years of service under the defined benefit plan: Mr. Salerno, eighteen years, seven months; Mr. Byrnes, thirty-two years, eleven months.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERALL POLICY. The Compensation Committee of the Board of Directors, which was established in September 1997 and the members of which are non-employee directors, is responsible for administering the Company's executive compensation policies and programs.

    The Compensation Committee's goal is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and stockholder interests through equity-based compensation plans.

    The key elements of the Company's executive compensation program include base salary, annual bonus and stock options. Each executive's compensation package is designed to condition a significant portion of the executive's overall anticipated compensation on the Company's success in achieving specified performance targets or on appreciation in the value of the Common Stock or both.

    BASE SALARIES. The 1998 base salaries for Messrs. Hoenshell, Salerno and Byrnes are set forth in their respective employment agreements.

    ANNUAL BONUS. In 1998 the executive officers were eligible to earn bonuses equal to a percentage of base salary based upon the degree of achievement of target levels of earnings per share (EPS) and attainment of strategic goals of customer and employee loyalty. The percentages of base salary for the executive officers ranged from 30%, if the budgeted profit plan level of earnings was achieved, to a maximum of 130%, if the highest level of profit plan earnings was achieved and the strategic goals were met. The 1998 bonuses for the named executive officers are set forth in the Summary Compensation Table.

    STOCK OPTIONS. On September 23, 1997, the Plan was approved by the Board of Directors and stock options have been granted to the Company's executive officers pursuant thereto. Information with respect to option grants to the named executive officers is set forth in the "Option Grants Table". The stock option awards for the named executive officers, which were approved at the time of grant by the Compensation Committee of the Board of Directors, are intended to provide a long term incentive to such executives.

    CEO COMPENSATION. Mr. Hoenshell was elected Chairman of the Board and Chief Executive Officer of the Company in March 1997. At that time his compensation package was determined by Cendant and the Compensation Committee of the Board of Directors of Cendant in accordance with their executive compensation guidelines.

    DEDUCTIBILITY OF COMPENSATION. Due to recent changes in tax law, the deductibility for corporate tax purposes of compensation paid to individual executive officers of the Company in excess of $1 million in any year commencing with 1994 may be restricted. However, where it is deemed necessary, in the best interests of the Company, to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility.

                           THE COMPENSATION COMMITTEE
                           Michael J. Kennedy, Chair
                               Deborah L. Harmon

PERFORMANCE GRAPH

    Set forth below is a line graph comparing percentage change in the cumulative total return of the Common Stock, the Standard & Poor's 400 Index, the Russell 2000 Index and the Company's Peer Group for the period from September 1, 1997 (September 24, 1997 for the Company) through December 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               AVIS RENT A CAR     S&P 400    RUSSELL 2000      PEER GROUP
9/97                     $100.00    $100.00          $100.00          $100.00
12/31/1997               $187.87    $100.83           $97.78           $81.02
12/31/1998               $142.28    $115.38           $95.59           $62.04
DOLLARS

                                                              9/97*    12/31/98
Avis Rent A Car, Inc.                                       $     100  $     142
Standard and Poor's 400 Index                               $     100  $     115
Russell 2000 Index                                          $     100  $      86
Peer Group                                                  $     100  $      62

    * Assumes $100.00 invested on September 1, 1997 for the Standard & Poor's 400 Index, the Russell 2000 Index and the Company's Peer Group and September 24, 1997 for the Company (the first day of trading in the Common Stock).

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
  ARRANGEMENTS

    Three named executive officers of the Company have written employment agreements.

    Mr. Hoenshell resigned from his office as Chairman and Chief Executive Officer of the Company effective December 31, 1998. However, he remains employed by the Company as a Senior Advisor under an employment agreement which expires on October 6, 2000 and entitles him to a salary of $625,000 during his period of employment and lump sum payments of $325,000 each on January 1, 1999 and October 6, 2000 as a retention incentive. If Mr. Hoenshell's employment is terminated by the Company other than as a result of death, disability or cause, or by the executive due to the Company's material breach, he is entitled to receive in a lump sum the remainder of his salary and the remaining $325,000 incentive payment within 30 days following his termination.

    Mr. Salerno and Mr. Byrnes have employment agreements with a predecessor company of the Company which terminate on February 8, 2001 and September 20, 1999, respectively. Under the terms of their agreements, Mr. Salerno and Mr. Byrnes are entitled to receive an annual base salary of not less than $356,730 and $196,769, respectively, which salary may be increased by the Board of Directors during the term of their agreements. If the employment of Mr. Salerno is terminated by the Company for reasons other than "just cause" or if Mr. Salerno terminates his employment for "good reason" (as each term is defined in the agreement), he is entitled to receive his remaining salary and full bonus and certain perquisites through the term of his agreement. However, if the employment of Mr. Salerno is terminated by the Company on or after a change-in-control, he is entitled to receive his remaining salary, full bonus and certain perquisites under the agreement in a single lump sum within 30 days following his termination. If the employment of Mr. Byrnes is terminated by the Company as a result of his death, his estate is entitled to receive his salary for a period of one year as a death benefit. If the employment of Mr. Byrnes is terminated without "just cause" (as defined in the agreement), he is entitled to receive his salary for a period of one year and a pro rated share of his bonus for the year in which his termination occurred.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH CENDANT

    Cendant, which beneficially owns 19.8% of the Company's outstanding Common Stock, was formed through the merger of HFS and CUC International Inc. in December 1997. Cendant is one of the world's foremost providers of consumer and business services. Cendant operates in four principal divisions: Travel Services, Real Estate Services, Alliance Marketing and Other Consumer and Business Services. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the largest provider of vacation exchange services, a leading fleet management company, the UK's largest private car park operator, and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Cendant's Other Consumer and Business Services include the tax preparation service franchise, information technology services, car park and vehicle emergency support and rescue services in the UK, Cendant information services, financial products and other consumer related services. Four of the Company's directors, Messrs. Coleman, Edelman, Holmes and Monaco, are directors of Cendant and Messrs. Holmes and Monaco are also executive officers of Cendant.

    In connection with the Company's stock repurchase program, on January 15, 1999 the Company repurchased 1.3 million shares of its Common Stock from Cendant at a cost of $31.5 million.

    The Company, or its subsidiary, ARACS, is party to various agreements with Cendant and its subsidiaries that were entered into when Cendant beneficially owned all of the outstanding Common Stock of the Company. The agreements summarized below set forth the on-going responsibilities of the Company to Cendant and its subsidiaries.

SEPARATION AGREEMENT

    In connection with the Company's initial public offering on September 24, 1997 (the "IPO"), the Company and Cendant Car Rental, Inc. (formerly HFS Car Rental, Inc.) (the "Franchisor"), a wholly-owned subsidiary of Cendant, entered into a Separation Agreement which provides for, among other things, the assumption by the Company of all liabilities relating to the vehicle rental business, other than liabilities related to alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO, and the allocation between the Company and the Franchisor of certain other liabilities and certain indemnification obligations of the Company and the Franchisor.

    CROSS-INDEMNIFICATION. Subject to certain exceptions, the Company has agreed to indemnify the Franchisor and its subsidiaries against any loss, liability or expense incurred or suffered by the Franchisor or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Separation Agreement, and the Franchisor has agreed to indemnify the Company and its subsidiaries against any loss, liability or expense incurred or suffered by the Company or its subsidiaries arising out of or related to the failure by the Franchisor to perform or otherwise discharge the liabilities retained by the Franchisor under the Separation Agreement, including any liabilities arising out of alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO. The Separation Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

MASTER LICENSE AGREEMENT

    The Company's status as an Avis System franchisee is governed by an agreement (the "Master License Agreement") among ARACS, the Franchisor and Wizard Co., Inc. ("Wizard Co."), a wholly-owned subsidiary of the Franchisor, which grants to ARACS the non-exclusive right to operate the Avis vehicle rental business in the territories specified therein and the exclusive right to operate the Avis vehicle rental business in certain specified territories for a period of 50 years, through 2047.

    Pursuant to the Master License Agreement, ARACS has agreed to pay the Franchisor a monthly base royalty of 3.0% of ARACS's gross revenue. In addition, ARACS has agreed to pay a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears which will increase 0.1% per year commencing on July 30, 1999 and in each of the following four years thereafter to a maximum of 1.5% (the "Supplemental Fee"). These fees have been paid by ARACS since January 1, 1997. Until July 30, 2002 the Supplemental Fee, or a portion thereof, may be deferred if ARACS does not attain certain financial targets. Any Supplemental Fees that are deferred will bear interest at a market rate until paid and will be expressly subordinated to indebtedness of ARACS. The royalties charged to ARACS for the twelve months ended December 31, 1998 amounted to $91.9 million and resulted in a reduction in net income of approximately $56.1 million.

    ARACS has the exclusive right to open Avis franchises in 28 selected standard metropolitan statistical areas in the United States, in territories outside the United States that are not currently licensed to other Avis System franchisees and in territories that ARACS purchases from existing franchisees that have exclusivity. ARACS has the non-exclusive right to open new franchises in any other market not currently served by another Avis System franchisee. In the markets where ARACS has a non-exclusive right to open new franchises, ARACS will have a right of first refusal to develop such area prior to the Franchisor's granting a license to a third party. In the event Cendant acquires another car rental company, ARACS has a right of first refusal to negotiate a grant of a license to operate the rental locations for such car rental company within any territory in which ARACS operates.

    The Master License Agreement provides the Franchisor with significant rights regarding the business and operations of ARACS. ARACS is required to operate each of its Avis franchises in accordance with certain standards contained in the Avis operating manual (the "Operating Manual"). Pursuant to the Master License Agreement, the Franchisor may impose certain guidelines relating to the Avis System, the vehicle rental operations and the amount of advertising and promotional expenditures. In general, the Master License Agreement provides that ARACS may not (i) engage in any other vehicle rental business or (ii) disclose the terms of the Operating Manual or any other confidential information relating to the Avis System to any third party. In addition, ARACS agreed not to use any of the licensed trademarks other than in its vehicle rental business without the Franchisor's consent.

    The Master License Agreement will terminate without offering ARACS an opportunity to cure its default, if (i) certain bankruptcy and insolvency events occur, (ii) ARACS purports to transfer any rights and obligations under the Master License Agreement without compliance with the terms of the Master License Agreement, (iii) ARACS competes with the Franchisor in violation of the Master License Agreement, (iv) ARACS discloses the confidential information of the Franchisor in violation of the Master License Agreement, (v) ARACS challenges Wizard Co.'s rights to the licensed proprietary marks, (vi) upon a Change of Control Event (as defined) or (vii) ARACS receives three or more notices of termination for Curable Defaults (as defined) which are cured or not cured (collectively, the "Non-Curable Defaults"); provided that, except for (i) above, the Franchisor must give ARACS 30 days notice of such Non-Curable Default. The Franchisor may also terminate the Master License Agreement if ARACS (i) fails, refuses or neglects to promptly pay monies owing to the Franchisor or Cendant under certain specified agreements, (ii) misuses or makes any unauthorized use of the licensed proprietary marks or otherwise materially impairs the goodwill associated with such marks, (iii) engages in any business or markets any service or product under a name or mark which, in the Franchisor's opinion, is similar to the licensed proprietary marks, (iv) fails to maintain material compliance with the standards prescribed by the Franchisor in the Master License Agreement, in the Operating Manual or otherwise in writing or (v) with respect to any facility, fails to maintain compliance with the standards or procedures prescribed by the Franchisor at such facility (collectively, the "Curable Defaults"); provided, however, that ARACS will have 30 days (10 days in the case of (i) above) after its receipt from the Franchisor of written notice of such default to remedy such default and, provided further, that other than with respect to (i) above, in the event such default is not cured within 30 days but ARACS has commenced to cure such default within 30 days and is diligently prosecuting such cure to completion, ARACS will have up to an additional 60 days to cure such default. In the event of a termination of the agreement, the Franchisor has the option to acquire ARACS's rental locations, leases and fleet for fair value.

    Change of Control Event means a transaction or series of related transactions by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Cendant or an affiliate or successor to Cendant, is or becomes after the date hereof the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof) of more than 25% of the total voting power of all voting stock of the Company then outstanding when Cendant controls 25% or more of such voting power and otherwise 20% of the total voting power (the "Relevant Percentage"); (b)(1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation or (2) the Company conveys, transfers or leases all or substantially all of its assets to any person or group, in one transaction or a series of related transactions other than any conveyance, transfer or lease between the Company and a wholly-owned subsidiary of the Company, with the effect that a person or group, other than a person or group which is the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the Company immediately prior to such transaction becomes the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the surviving or transferee corporation of such transaction or series; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

REGISTRATION RIGHTS AGREEMENT

    In connection with the IPO, the Company entered into the Registration Rights Agreement, pursuant to which Cendant and certain transferees of Common Stock held by the Franchisor (the "Holders") have the right to require the Company to register all or part of the Common Stock owned by such Holders under the Securities Act (a "Demand Registration"); provided that the Company must postpone giving effect to a Demand Registration up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. Cendant has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders have the right to participate in registrations by the Company of its Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Common Stock sold by such Holders.

COMPUTER SERVICES AGREEMENT

    The Wizard reservation and rental processing system, together with the associated back office and accounting systems, are owned and operated by Cendant at a computer center in Garden City, New York. ARACS purchases use of the Wizard System for the purpose of processing reservation and rental transactions, and for accounting purposes, under the terms of a Computer Services Agreement entered into with Cendant in connection with the IPO. The Computer Services Agreement provides ARACS with access to all functions of the Wizard System. ARACS participates in the funding of the development costs for any new features which it agrees with other relevant users to be desirable. Once developed, any such additional features also become available to ARACS. Cendant will charge ARACS the full cost of providing computer services each month. The method of calculating costs chargeable to ARACS will vary depending on the service being provided. The Computer Services Agreement is coterminous with the Master License Agreement. However, Cendant has agreed to provide services to ARACS for a period of up to six months in the event the Computer Services Agreement is terminated in accordance with certain provisions thereof.

RESERVATION SERVICES AGREEMENT

    In connection with the IPO, the Company entered into a Reservation Services Agreement with Cendant, pursuant to which Cendant agreed to operate and maintain (directly or by subcontracting with affiliates or one or more third parties) reservation center services consistent with the services historically provided to the Company. The Company is obligated to obtain and maintain at its vehicle rental locations the computer equipment and communication equipment and service required to participate in the reservation system. The Company agreed to pay Cendant (i) a per call charge for each call received in the call centers operated by Cendant for the Avis System, (ii) for manually entered transactions, a per booking charge for every booking made through direct electronic interface with the global distribution systems utilized by the airlines and (iii) a per booking charge for every booking made through an internet connection for the Avis System. Such fees are subject to adjustment annually to reflect the cost of providing such service. The Reservation Services Agreement will terminate upon the termination of the Master License Agreement, unless earlier terminated in accordance with the terms thereof.

PURCHASING SERVICES AGREEMENT

    In connection with the IPO, Cendant and ARACS entered into a Purchasing Services Agreement pursuant to which Cendant agreed, with the assistance of ARACS, to identify vendors and programs which would benefit ARACS and pursue establishing a preferred alliance program with such vendors for the benefit of ARACS. Any commissions, related access fees or other amounts paid by preferred alliance partners in connection with an agreement relating to sales to ARACS will be shared by the parties.

CALL TRANSFER AGREEMENT

    ARACS and Cendant are parties to a Call Transfer Agreement (the "Call Agreement") pursuant to which Cendant agreed to transfer telephone calls from its lodging customers if such customers wish to rent vehicles. Pursuant to the Call Agreement, ARACS has agreed to pay to Cendant a fee of $1.75 per call transferred to ARACS by Cendant. Further, ARACS has agreed to pay to Cendant a fee of $8.00 for each car rental that results from a call transferred by Cendant. ARACS has guaranteed that it will pay Cendant no less than $2.25 million in recurring fees during each of the five years of the contract term which expires on March 4, 2002. ARACS recorded $2.6 million in fees payable to Cendant for the fiscal year ended December 31, 1998.

TAX DISAFFILIATION AGREEMENT

    In connection with the IPO, Cendant and the Company entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") that sets forth each party's rights and obligations with respect to payments and refunds, if any, for taxes relating to taxable periods before and after the IPO and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

    On or prior to October 17, 1996 (the "Acquisition Date"), the Franchisor was the common parent of an affiliated group of corporations within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended, whose members included the Franchisor, the Company and certain of their respective subsidiaries (the "Old Avis Group"). Generally, under the Tax Disaffiliation Agreement, the Company agreed to indemnify Cendant for (i) taxes of or attributable to the Old Avis Group, any member of the Old Avis Group and any nonconsolidated subsidiary of the Franchisor for any period or portion thereof ending on or before the Acquisition Date, (ii) taxes incurred pursuant to
Section 1.1502-6 of the U.S. Treasury regulations (or similar provisions under state, local or foreign law imposing several liability upon members of a consolidated, combined, affiliated or unitary group) as a result of any member of the Old Avis Group having been a member of another affiliated group, (iii) taxes of or attributable to the Company and its subsidiaries for periods or portions thereof beginning the day after the Acquisition Date and (iv) transfer taxes incurred as a result of the transactions contemplated by the IPO.

LEASE AGREEMENTS

    The Company and Cendant currently share three facilities which are located in (i) Virginia Beach, Virginia, (ii) Tulsa, Oklahoma and (iii) Garden City, New York. The Virginia Beach property is owned by Cendant. The Garden City property (which houses the Company's principal executive offices) and the Tulsa property are each owned by third parties unrelated to the Company or Cendant and are leased by Cendant.

    In connection with the IPO, ARACS and Cendant entered into a lease or a sublease agreement with respect to each property, as applicable. Cendant leases space at its Virginia Beach property to ARACS pursuant to a lease agreement. The lease agreement has a term of 17 years and requires ARACS to pay Cendant its proportionate share, based on allocated space, of the cost of operating such facility. In addition, Cendant subleases space at its Tulsa and Garden City properties to ARACS pursuant to sublease agreements for each respective property. The sublease agreements have a term of 17 years, which is coterminous with the terms under Cendant's existing lease agreements, and require ARACS to reimburse Cendant for its proportionate share, based on allocated space, of the rent and other charges required under Cendant's existing leases relating to such properties, together with its proportionate share, based on allocated space, of the cost of operating such facilities.

RELATIONSHIP WITH BEAR, STEARNS

    Bear, Stearns & Co. Inc ("Bear Stearns") was the lead underwriter for the Company in connection with the IPO and the Company's offering of Common Stock completed on March 23, 1998. Bear Stearns has also brokered several stock repurchase transactions for the Company in 1998 in connection with the Company's stock repurchase program. Mr. Tarnopol, who is Vice Chairman and Senior Managing Director of Bear, Stearns & Co. Inc., is not standing for re-election to the Company's Board of Directors.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons, the Company believes that all of its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998.

                    RATIFICATION OF APPOINTMENT OF AUDITORS
                                  [PROPOSAL 2]

    Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for the fiscal year ending December 31, 1999. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

    Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        THAT YOU VOTE FOR THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

    Any proposal of a stockholder intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 28, 1999.

                                          By Order of the Board of Directors
                                          KAREN C. SCLAFANI
                                          SECRETARY

Dated: April 28, 1999

                              AVIS RENT A CAR, INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 2, 1999


         The undersigned stockholder of AVIS RENT A CAR, INC., a Delaware corporation, hereby appoints Kevin M. Sheehan or Karen C. Sclafani or either of them voting singly in the absence of the other, attorneys and proxies with full power of substitution and revocation, to vote all shares of Common Stock of Avis Rent A Car, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held at the Garden City Hotel, 45 Seventh Street, Garden City, New York, on June 2, 1999, at 10:00 A.M. (local time), or any adjournment thereof, in accordance with the following instructions.

         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2.








THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES AND A VOTE "FOR" PROPOSAL NO. 2.

1.   ELECTION OF DIRECTORS:    W. Alun Cathcart, Leonard S. Coleman, Jr.,
                               Alfonse M. D'Amato, Martin L. Edelman, Deborah L.
                               Harmon, Stephen P. Holmes, Michael J. Kennedy,
                               Michael P. Monaco, F. Robert Salerno and
                               Kevin M. Sheehan.


2.   APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.